UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 2, 2012

W. R. GRACE & CO.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13953	65-0773649
(Commission File Number)	(IRS Employer Identification No.)

7500 Grace Drive
Columbia, Maryland	21044
(Address of Principal Executive Offices)	(Zip Code)

(410) 531-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

W. R. GRACE & CO.

FORM 8-K

CURRENT REPORT

Item 2.02.            Results of Operations and Financial Condition.

New Cash Flow Measure.  W. R. Grace & Co. (“Grace”) intends to disclose a new non-GAAP cash flow measure, Adjusted Free Cash Flow, which replaces Grace’s previously disclosed Adjusted Operating Cash Flow.  For the reasons set forth below, Grace believes that Adjusted Free Cash Flow is now more meaningful to investors and others than Adjusted Operating Cash Flow.

Grace adopted Adjusted Operating Cash Flow as a performance measure and incentive compensation measure beginning in 2009 following major developments in its Chapter 11 case during 2008, including the filing of Grace’s Joint Plan of Reorganization in September 2008.  Adjusted Operating Cash Flow was designed to measure the effectiveness of Grace’s businesses in generating cash to finance current and future growth investments and to finance Grace’s significant asbestos-related liabilities and underfunded pension liabilities.  As of December 31, 2008, Grace estimated its exit financing requirements to be approximately $1,150 million and its U.S. defined benefit pension plans were underfunded by a total of approximately $486 million.  Since then, Grace has generated significant cash flow and has reduced its estimated exit financing requirements to less than $600 million and its estimated underfunded U.S. defined benefit pension plans to less than $250 million, as of the date of this report. Grace has achieved the objectives Adjusted Operating Cash Flow was designed to measure, and stopped using Adjusted Operating Cash Flow as a performance measure and incentive compensation measure in the 2012 first quarter.  Beginning in the 2012 first quarter, Grace intends to use Adjusted Free Cash Flow together with Net Cash Provided by Operating Activities to evaluate its cash flow performance.

Adjusted Free Cash Flow is calculated as follows:

•                  Net cash provided by operating activities; minus

•                  Capital expenditures; plus

•                  Net cash flow from:

•                  Chapter 11 expenses paid,

•                  Cash paid to resolve contingencies subject to Chapter 11,

•                  Accelerated payments under defined benefit pension arrangements, and

•                  Expenditures for asbestos-related environmental remediation.

Chapter 11 expenses paid means cash payments for Grace’s Chapter 11 expenses, primarily legal and financial advisory fees.

Cash paid to resolve contingencies subject to Chapter 11 means cash payments made in settlement of liabilities pursuant to Bankruptcy Court orders.

Accelerated payments under defined benefit pension arrangements means cash payments to Grace’s defined benefit pension plans in excess of legally required minimum payments. In March 2011, Grace made an accelerated contribution to its U.S. defined benefit pension plans of approximately $180 million. In February 2012, Grace made an additional accelerated contribution to its U.S. defined benefit pension plans of approximately $83 million.

Expenditures for asbestos-related environmental remediation means cash payments made for asbestos-related environmental remediation.

These adjustments are made to reflect the cash flow effects of Grace’s Chapter 11 process and asbestos-related environmental remediation requirements, which are separate from Grace’s business operations. The accelerated pension contributions are discretionary in the year made and not a fixed or required cost of Grace’s business operations. None of these items is included by Grace in evaluating its cash flow performance.

Adjusted Free Cash Flow is a non-GAAP measure.  Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of cash to shareholders.  Adjusted Free Cash Flow does not purport to represent an income or cash flow measure as defined under U.S. GAAP, and should not be used as an alternative to such measures as an indicator of Grace’s performance.  This measure is provided to investors and others to improve the period-to-period comparability and peer-to-peer comparability of Grace’s financial results and to ensure that investors understand the information Grace uses to evaluate the performance of its businesses.

Adjusted Free Cash Flow has material limitations as a liquidity measure because it excludes the cash flow effects of Chapter 11- and asbestos-related costs, and any accelerated defined benefit pension plan contributions, which historically have been material components of Grace’s cash flow.  Grace compensates for the limitations of this measurement by using this indicator together with Net Cash Flow Provided by Operating Activities as measured under U.S. GAAP when analyzing its liquidity.  Adjusted Free Cash Flow should be evaluated together with Net Cash Provided by Operating Activities as measured under U.S. GAAP when evaluating Grace’s financial performance.

Transition.  Grace will begin reporting Adjusted Free Cash Flow with the release of earnings information for the 2012 first quarter.  To assist investors and others with the transition, set forth below is a calculation of Adjusted Free Cash Flow for 2011, 2010, and 2009:

	2011	2010	2009

Net Cash Provided by Operating Activities	$217.0	$327.7	$433.4
Adjustments to Net Cash Provided by Operating Activities:
Capital expenditures	(141.6)	(112.9)	(93.8)
Chapter 11 expenses paid	20.6	28.6	54.2
Accelerated defined benefit pension plan contributions	180.0	—	—
Expenditures for asbestos-related environmental remediation	2.4	2.8	2.8
Adjusted Free Cash Flow	$278.4	$246.2	$396.6

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.  By furnishing this Current Report on Form 8-K, Grace makes no admission as to the materiality of any information in this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

W. R. GRACE & CO.
(Registrant)

	By	/s/ Hudson La Force III
Hudson La Force III
Senior Vice President and Chief Financial Officer

Dated: April 2, 2012